EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy Reports Fourth Quarter and Full Year 2015 Results

•	Sabine Pass Train 1 has begun producing LNG; First LNG commissioning cargo expected to be exported late February / March

•	Sabine Pass Trains 1 and 2 substantial completion expected to occur in late April / May and August, respectively

Houston, Texas - February 19, 2016 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss attributable to common stockholders of $291.1 million, or $1.28 per share (basic and diluted), for the three months ended December 31, 2015, compared to a net loss attributable to common stockholders of $158.6 million, or $0.70 per share (basic and diluted), for the comparable 2014 period. For the twelve months ended December 31, 2015, Cheniere reported a net loss attributable to common stockholders of $975.1 million, or $4.30 per share (basic and diluted), compared to a net loss attributable to common stockholders of $547.9 million, or $2.44 per share (basic and diluted), during the corresponding period of 2014.

Significant items for the three months ended December 31, 2015 totaled a loss of $80.2 million, compared to a loss of $30.2 million for the comparable 2014 period. Significant items for the three months ended December 31, 2015 related to impairment expense due to the write-down of certain development projects and notes receivable, losses on early extinguishment of debt, and derivative gains associated with changes in long-term LIBOR during the period. The significant item for the three months ended December 31, 2014 related to derivative losses. For the twelve months ended December 31, 2015, significant items totaled a loss of $419.1 million, compared to a loss of $233.7 million for the comparable 2014 period. Significant items for the twelve months ended December 31, 2015 related to derivative losses, loss on early extinguishment of debt primarily related to the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (“SPL”) in connection with the refinancing of a portion of its credit facilities in March 2015, and impairment expense. Significant items for the twelve months ended December 31, 2014 related to derivative losses, and losses on early extinguishment of debt.

Included in general and administrative expense were non-cash compensation expenses of $78.8 million and $163.9 million for the three and twelve months ended December 31, 2015, respectively, compared to $16.3 million and $96.7 million for the comparable 2014 periods. The increase was primarily due to accelerated share-based compensation expense resulting from certain employee terminations.

Results are reported on a consolidated basis and include our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP), which is based on our 100% ownership of the general partner of Cheniere Partners and 80.1% ownership interest in Cheniere Energy Partners LP Holdings, LLC (NYSE MKT: CQH) which owns a 55.9% limited partner interest in Cheniere Partners.
Recent Significant Events

•
In October 2015, Cheniere Marketing International LLP entered into liquefied natural gas (“LNG”) sales arrangement with ENGIE S.A. (“ENGIE”) for the delivery of LNG cargoes on a delivered at terminal (“DAT”) basis. The sales arrangement with ENGIE covers the delivery of up to 12 cargoes per year, or 222 million MMBtus total, from 2018 to 2023.

•	In December 2015, the Cheniere Board of Directors appointed Neal Shear as Interim President and Chief Executive Officer and Andrea Botta as Chairman of the Board of Directors.

•	In January 2016, Cheniere Partners reported it expects substantial completion to occur on Trains 1 and 2 in May and August, respectively.

Liquefaction Projects Update
Sabine Pass LNG Terminal
Through Cheniere Partners, we are developing up to six natural gas liquefaction trains (“Trains”), each with an expected nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”) of LNG, at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”).

The Trains are in various stages of development, with construction of the first Train complete and the commissioning process underway. Train 1 has begun producing LNG, and the first LNG commissioning cargo is expected to be exported late February / March. Commissioning for Train 2 is expected to commence in the upcoming months. The remaining Trains are expected to commence commissioning on a staggered basis thereafter.

▪
Construction on Trains 1 and 2 began in August 2012, and as of December 31, 2015, the overall project completion percentage for Trains 1 and 2 was approximately 97.4%, which is ahead of the contractual schedule. Based on the recently updated construction and commissioning schedule, Cheniere Partners expects to export the first LNG commissioning cargo in late February or March 2016.

▪
Construction on Trains 3 and 4 began in May 2013, and as of December 31, 2015, the overall project completion percentage for Trains 3 and 4 was approximately 79.5%, which is ahead of the contractual schedule. Cheniere Partners expects Trains 3 and 4 to become operational in 2017.

▪
Construction on Train 5 began in June 2015, and as of December 31, 2015, the overall project completion percentage for Train 5 was approximately 14.9%, which is ahead of the contractual schedule. Engineering, procurement and construction were approximately 41.9%, 20.5% and 0.1% complete, respectively. Cheniere Partners expects Train 5 to become operational in 2019.

▪
Train 6 is currently under development, with all necessary regulatory approvals in place. Cheniere Partners expects to make a final investment decision and commence construction on Train 6 upon, among other things, entering into acceptable commercial arrangements and obtaining adequate financing.

Corpus Christi LNG Terminal
We are developing up to three Trains, each with an expected nominal production capacity of approximately 4.5 mtpa of LNG, near Corpus Christi, Texas (the “CCL Project”).

The Trains are in various stages of development:

▪
Construction on Trains 1 and 2 began in May 2015, and as of December 31, 2015, the overall project completion percentage for Trains 1 and 2 was approximately 29.2%, which is ahead of the contractual schedule. Engineering, procurement and construction were approximately 93.6%, 41.9% and 2.2% complete, respectively. We expect Trains 1 and 2 to become operational in late 2018 and mid-2019, respectively.

▪
Train 3 is under development, with all necessary regulatory approvals in place. We have entered into an LNG Sale and Purchase Agreement (“SPA”) for approximately 0.8 mtpa of LNG volumes that commence with Train 3 and expect to commence construction upon entering into additional SPAs and obtaining adequate financing.

Additionally, we are developing Trains 4 and 5 adjacent to the CCL Project. We have initiated the regulatory process by filing the National Environmental Policy Act pre-filing request with the Federal Energy Regulatory Commission (“FERC”), and requesting authorization from the U.S. Department of Energy (“DOE”) to export LNG to non-Free-Trade Agreement (“FTA”) countries. We have received authorization from the DOE to export LNG to FTA countries.

Timelines for Liquefaction Projects

Target Date
	Sabine Pass LNG Terminal		Corpus Christi LNG Terminal
Milestone	Trains 1 - 5	Train 6	Trains 1 - 2	Train 3	Trains 4 & 5
DOE export authorization	Received	Received	Received	Received	2017
Definitive commercial agreements	Completed 19.75 mtpa	2016/2017	Completed 7.7 mtpa	2016
- BG Gulf Coast LNG, LLC	5.5 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS	3.5 mtpa
- GAIL (India) Ltd.	3.5 mtpa
- Total Gas & Power N.A.	2.0 mtpa
- Centrica plc	1.75 mtpa
- PT Pertamina (Persero)			1.52 mtpa
- Endesa, S.A.			2.25 mtpa
- Iberdrola, S.A.			0.76 mtpa
- Gas Natural Fenosa LNG SL			1.50 mtpa
- Woodside Energy Trading Singapore			0.85 mtpa
- Électricité de France, S.A.			0.77 mtpa
- EDP Energias de Portugal S.A.				0.77 mtpa
EPC contracts	Completed	2016/2017	Completed	Completed
Financing	Completed	2016/2017	Completed	2016
FERC authorization	Completed	Completed	Completed	Completed	2017
Issue Notice to Proceed	Completed	2016/2017	Completed	2016
Commence operations	2016 - 2019	2019/2020	2018/2019	2019/2020

Cheniere Marketing
Cheniere Marketing, LLC and its subsidiaries (“Cheniere Marketing”) are engaged in the LNG and natural gas marketing business and are developing a portfolio of long-term, short-term, and spot SPAs. Cheniere Marketing has entered into SPAs to purchase, at Cheniere Marketing’s option, LNG produced at the Sabine Pass Liquefaction Project and the CCL Project in excess of that required for other customers. To date, Cheniere Marketing has sold approximately 560 million MMBtu of LNG (approximately 150 cargoes) to be delivered to multiple investment grade counterparties between 2016 and 2023. These cargoes have been sold both on a Free on Board (“FOB”) and DAT basis.

Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses, owns and operates the Sabine Pass LNG terminal in Louisiana. Directly and through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is constructing and developing liquefaction projects near Corpus Christi, Texas and at the Sabine Pass LNG terminal, respectively. Cheniere is also exploring a limited number of opportunities directly related to its existing LNG business.

For additional information, please refer to the Cheniere website at www.cheniere.com and Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)(1)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues
LNG terminal revenues	$66,583	$67,363	$269,281	$267,606
Marketing and trading revenues (losses)	1,667	(1,768)	66	(1,286)
Other	182	357	1,538	1,634
Total revenues	68,432	65,952	270,885	267,954

Operating costs and expenses
Operating and maintenance expense	30,448	15,141	79,767	84,403
Depreciation and amortization expense	23,119	15,296	82,680	64,258
Development expense	4,501	15,457	42,141	54,376
General and administrative expense	160,657	107,926	423,862	323,709
Impairment expense	90,744	—	91,317	—
Other	84	13,142	431	13,387
Total operating costs and expenses	309,553	166,962	720,198	540,133

Loss from operations	(241,121)	(101,010)	(449,313)	(272,179)

Other income (expense)
Interest expense, net of capitalized interest	(83,419)	(50,293)	(322,083)	(181,236)
Loss on early extinguishment of debt	(27,907)	—	(124,180)	(114,335)
Derivative gain (loss), net	38,484	(30,179)	(203,639)	(119,401)
Other income (expense)	1,188	(544)	1,804	(583)
Total other expense	(71,654)	(81,016)	(648,098)	(415,555)

Loss before income taxes and non-controlling interest	(312,775)	(182,026)	(1,097,411)	(687,734)
Income tax benefit (provision)	198	(1,996)	96	(4,143)
Net loss	(312,577)	(184,022)	(1,097,315)	(691,877)
Less: net loss attributable to non-controlling interest	(21,480)	(25,409)	(122,206)	(143,945)
Net loss attributable to common stockholders	$(291,097)	$(158,613)	$(975,109)	$(547,932)

Net loss per share attributable to common stockholders—basic and diluted	$(1.28)	$(0.70)	$(4.30)	$(2.44)

Weighted average number of common shares outstanding—basic and diluted	227,658	226,201	226,903	224,338

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in thousands, except share data)(1)

	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$1,201,112	$1,747,583
Restricted cash	503,397	481,737
Accounts and interest receivable	5,749	4,419
Inventory	18,125	7,786
Other current assets	54,203	17,352
Total current assets	1,782,586	2,258,877

Non-current restricted cash	31,722	550,811
Property, plant and equipment, net	16,193,907	9,246,753
Debt issuance costs, net	589,213	242,323
Non-current derivative assets	30,887	11,744
Goodwill	76,819	76,819
Other non-current assets	314,455	186,356
Total assets	$19,019,589	$12,573,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$22,820	$13,426
Accrued liabilities	427,199	169,129
Current debt, net	1,676,197	—
Deferred revenue	26,669	26,655
Derivative liabilities	35,201	23,247
Other current liabilities	—	18
Total current liabilities	2,188,086	232,475

Long-term debt, net	15,128,145	9,806,084
Non-current deferred revenue	9,500	13,500
Non-current derivative liabilities	79,387	267
Other non-current liabilities	53,068	19,840

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at December 31, 2015 and 2014
Issued and outstanding: 235.6 million shares and 236.7 million shares at December 31, 2015 and 2014, respectively	708	712
Treasury stock: 11.6 million shares and 10.6 million shares at December 31, 2015 and 2014, respectively, at cost	(353,927)	(292,752)
Additional paid-in-capital	3,075,317	2,776,702
Accumulated deficit	(3,623,948)	(2,648,839)
Total stockholders’ deficit	(901,850)	(164,177)
Non-controlling interest	2,463,253	2,665,694
Total equity	1,561,403	2,501,517
Total liabilities and equity	$19,019,589	$12,573,683

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission.

As of December 31, 2015, we had cash and cash equivalents of $1,201.1 million available to Cheniere. In addition, we had current and non-current restricted cash and cash equivalents of $535.1 million (which included current and non-current restricted cash and cash equivalents available to us and our subsidiaries) designated for the following purposes: $189.3 million for the Sabine Pass Liquefaction Project, $7.9 million for Cheniere Creole Trail Pipeline, L.P., $91.1 million for interest payments related to the Sabine Pass LNG, L.P. senior secured notes, $46.8 million for the CCL Project, and $200.0 million for other restricted purposes.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479, Katy Cox: 713-375-5079
Media: Faith Parker: 713-375-5663